                                                                       EXHIBIT 9



Filed as Exhibit 3 with Pre-Effective Amendment No. 1 to this
Registration Statement on Form S-6 on December 19, 1984.

         [LETTERHEAD OF METROPOLITAN INSURANCE COMPANIES APPEARS HERE]



                                       December 10, 1984



Metropolitan Life Insurance Company
One Madison Avenue
New York, New York 10010

Dear Sirs:

This option is furnished in connection with the proposed offering of certain variable annuity contracts ("Contracts") issued by Metropolitan Life Insurance Company ("Metropolitan") under Registration Statement No. 2-90380, as amended ("Registration Statement") and described therein, filed by Metropolitan Life Separate Account E ("Account") under the Securities Act of 1933, as amended.

I have made such examination of law and examined such records of Metropolitan (including the Account) and other documents as in my judgment are necessary or appropriate to render the opinion expressed below. In my opinion:

1. Metropolitan is a corporation duly organized and validly existing under the laws of the State of New York.

2. The Account is a separate account duly established pursuant to Section 227 of the New York Insurance Law, and the income, gains and losses, whether or not realized, from assets allocated to the Account, must, in accordance with the Contracts, be credited to or charged against the Account without regard to other income, gains or losses of Metropolitan.

3. The offer and sale by Metropolitan of the Contracts have been duly authorized and each Contract, when delivered and when the first purchase payment thereunder is made, all in accordance with the Prospectus ("Prospectus") included in the Registration Statement and in compliance with the applicable local law, will be a legal and binding obligation of Metropolitan in accordance with its terms. Owners of Contracts, as such, will not be subject to any deductions and charges by Metropolitan other than those described or referred to in the Prospectus.

     I hereby consent to the use of this opinion as Exhibit 3 to the Registration Statement and to the reference to me under the heading "Legal Opinions" in the Prospectus.

                                                  Very truly yours

                                                  /s/ J. Austin Lyons, Jr.

                                                  J. Austin Lyons, Jr.
                                                  Senior Vice-President and
                                                  General Counsel


                                      -2-